Exhibit 5.11

[LETTERHEAD OF MONTGOMERY & ANDREWS, P.A.]

March 16, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special New Mexico counsel to Roswell Hospital Corporation (the “New Mexico Subsidiary Guarantor”) in connection with the New Mexico Subsidiary Guarantor’s guarantee of $2,200,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the New Mexico Subsidiary Guarantor pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the New Mexico Subsidiary Guarantor in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, Omnibus Officers’ Certificate, dated March 16, 2017, Action by Written Consent in Lieu of a Meeting of the Governing Boards (Board of Directors, Managing Members, Sole Members, and General Partners, as Applicable) of the entities Listed on Schedule A, dated March 1, 2017, a Certificate of Good Standing issued by the New Mexico Secretary of State on February 16, 2017 for the New Mexico Subsidiary Guarantor, and such corporate records, agreements, organizational

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

March 16, 2017

documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the New Mexico Subsidiary Guarantor (the “Documents”), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indentures and have not advised the Issuers or the New Mexico Subsidiary Guarantor with respect to such documents or transactions contemplated thereby.

For the purposes of this opinion, we have assumed the genuiness of all signatures of persons signing all documents in connection with which this opinion is rendered, the legal capacity of natural persons, and the authority of such persons signing on behalf of the parties thereto other than the New Mexico Subsidiary Guarantor. We have additionally assumed as follows:

1. Each party to the agreements covered by this opinion (other than the New Mexico Subsidiary Guarantor) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements enforceable against it.

2. Each party to the agreements covered by in this opinion (other than the New Mexico Subsidiary Guarantor) has legal existence.

3. The agreements covered by this opinion have been duly authorized by all necessary corporate/limited liability company/partnership or other action on the part of all parties (other than the New Mexico Subsidiary Guarantor) and have been duly executed and delivered by, and are valid as to, binding upon and enforceable against all such other parties.

4. Persons acting on behalf of the parties to the documents referred to in this opinion (other than the New Mexico Subsidiary Guarantor), including agents and fiduciaries, are duly authorized to act in that capacity.

5. Each document submitted to us for review is accurate and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

6. Each Document is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

7. There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

8. The conduct of the parties to the agreements covered by this opinion has complied with any requirement of good faith, fair dealing and conscionability.

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

March 16, 2017

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The New Mexico Subsidiary Guarantor is validly existing under the laws of the State of New Mexico.

2. The New Mexico Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

3. The execution and delivery by the New Mexico Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by the New Mexico Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the New Mexico Subsidiary Guarantor.

4. The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by the New Mexico Subsidiary Guarantor.

The opinions expressed herein are limited in all respects to the laws of the State of New Mexico as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

MONTGOMERY & ANDREWS, P.A.

By:	/s/ Suzanne C. Odom